Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: Contact: Web Site:	(972) 668-8800 Roland O. Burns Sr. Vice President and Chief Financial Officer www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. REPORTS UNSUCCESSFUL
EXPLORATORY WELL IN POLK COUNTY, TEXAS

FRISCO, TEXAS, July 15, 2005 — Comstock Resources, Inc. (“Comstock”) (NYSE:CRK) today reported the results of the BSMC Unit ‘B’ #1 well drilled in Polk County, Texas to test its “Big Sandy” prospect. Drilling operations on this well were started on December 1, 2004 and were completed on July 11, 2005 when the well reached a measured depth of 19,093 feet. The well’s Lower Woodbine logging operations from 17,100 feet to 18,890 feet were finalized on July 14, 2005. Although some productive pay was logged within this over-all interval it was not sufficient to justify the cost of a completion. Comstock has been unable to log the remaining 203 feet but had other indications that no hydrocarbons were present in the lowest section drilled. Comstock is currently processing and evaluating all of the Upper and Lower Woodbine formation data acquired during the well’s various drilling and logging operations. This new data will be evaluated in an effort to improve the Company’s geological interpretation of its Robin exploration prospect acreage. After this evaluation is complete, Comstock plans to re-assess its Robin acreage drilling opportunities and risk.

Costs of this project totaled approximately $14 million which was considerably higher than the initial estimate due to several significant drilling problems that were encountered in drilling this deep directional well. Comstock’s second quarter financial results will include a charge of $14 million for the write-off of this unsuccessful exploratory well.

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Louisiana and Texas and in the Gulf of Mexico through its ownership of Bois d’Arc Energy, Inc. (NYSE: BDE). The Company’s stock is traded on the New York Stock Exchange under the symbol CRK.